AMENDMENT
TO

CUSTODIAN AGREEMENT

This Amendment to Custodian Agreement (the “Amendment”) is made effective as of October 16, 2024 by and between THE ADVISORS’ INNER CIRCLE FUND II (the “Fund,” including on behalf of each of its separate series listed on Schedule I), a management investment company organized as a Delaware statutory trust and registered with the Commission under the Investment Company Act of 1940 (the 1940 Act), and BROWN BROTHERS HARRIMAN & CO., a limited partnership formed under the laws of the State of New York (“BBH&Co.” or the “Custodian”).

Reference is made to the Custodian Agreement dated as of November 25, 2014, by and between the Fund and BBH&Co., as amended from time to time and as in effect on the date hereof (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

WHEREAS, the Fund and BBH&Co. have agreed to make certain modifications to the terms of the Agreement as further detailed herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend the Agreement as follows:

A.	Amendments to the Agreement

1.	The Agreement is hereby amended by deleting Schedule I in its entirety and substituting in place thereof the updated Schedule I attached hereto, reflecting the addition of the Vontobel Global Environmental Change Fund and Vontobel U.S. Equity Fund to the Agreement and the deletion of certain other funds that are no longer covered under the Agreement.

B.	Miscellaneous

1.	This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as specifically amended hereby, the Agreement remains unchanged, in full force and effect and binding on the parties in accordance with its terms. As amended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.	This Amendment shall be governed and construed in accordance the governing law and jurisdiction provisions of the Agreement.

3.	This Amendment may be executed in multiple original counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Amendment.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has caused their duly authorized representatives to execute this Amendment to the Agreement, effective as of the first date written above.

BROWN BROTHERS HARRIMAN & CO.

By: /s/ Hugh Bolton
Name: Hugh Bolton
Title: Principal

THE ADVISORS’ INNER CIRCLE FUND II

By: /s/ Eric Griffith
Name: Eric Griffith
Title: Vice President and Assistant Secretary

SCHEDULE I
TO

THE CUSTODIAN AGREEMENT BETWEEN THE ADVISORS’ INNER CIRCLE FUND II
AND BROWN BROTHERS HARRIMAN & CO. DATED NOVEMBER 25, 2014, AS AMENDED

List of Funds as of October 16, 2024

Kopernik Global All-Cap Fund
Kopernik International Fund
Sprucegrove International Equity Fund
Vontobel International Equity Fund Vontobel Global Equity Fund
Vontobel Global Environmental Change Fund
Vontobel U.S. Equity Fund

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